Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-159086 and No. 333-182068), Form S-3 (No. 333-158266 and No. 333-179518), Post Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-154717) and Form S-4 (No. 333-177343) of Heckmann Corporation of our report dated March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 as described in Note 18), on the consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended December 31, 2010, of Heckmann Corporation and its subsidiaries which appear on page F-3 of this annual report on Form 10-K of Heckmann Corporation for the year ended December 31, 2012.

/s/ GHP Horwath, P.C.

Denver, Colorado

March 18, 2013